UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 09, 2022

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court
Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 483-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to CEO Employment Agreement

On September 9, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Ultragenyx Pharmaceutical Inc. (the “Company”) approved entry into Amendment No. 2 (the “CEO Amendment”) to the Executive Employment Agreement dated June 15, 2011 between Emil D. Kakkis, M.D., Ph.D., the Company’s President and Chief Executive Officer, and the Company (as amended, the “CEO Employment Agreement”)

The CEO Amendment provides that, subject to Dr. Kakkis’s execution of a release agreement in favor of the Company and other than in situations where termination is For Cause, By Death or By Disability (as each is defined in the CEO Employment Agreement), if the Company terminates the employment of Dr. Kakkis or if Dr. Kakkis terminates his employment with the Company for Good Reason (as defined in the CEO Amendment), Dr. Kakkis will be entitled to receive the following severance benefits: (i) the sum of 24 months of his base salary and his target bonus for the year in which the termination occurs, payable in installments over 24 months; and (ii) reimbursement for monthly COBRA premiums for the 24 month-period following his termination (or, if earlier, until, the date he becomes eligible to receive coverage from another employer), payable on a monthly basis unless Dr. Kakkis loses COBRA eligibility, in which case the Company will pay him a lump sum equal to the COBRA premiums paid in the final month of his eligibility for the number of months remaining in the 24-month period.

In addition, if the qualifying termination occurs on or within 12 months following a Covered Transaction (as defined in the CEO Employment Agreement), in lieu of clause (i) above, Dr. Kakkis would receive a lump sum severance payment equal to the sum of 24 months of Dr. Kakkis’s base salary and two times his target bonus for the year in which the termination occurs.

This foregoing is only a summary of certain terms of the CEO Amendment and is qualified in its entirety by the full text of the CEO Amendment, a copy of which the Company intends to file with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q.

Amendments to Offer Letters

On September 9, 2022, the Committee also approved entry into amendments (the “Offer Letter Amendments”) to the existing offer letters with each of Mardi C. Dier, the Company’s Chief Financial Officer and Executive Vice President, Camille L. Bedrosian, M.D., the Company’s Chief Medical Officer and Executive Vice President, Erik Harris, the Company’s Chief Commercial Officer and Executive Vice President, and John R. Pinion II, the Company’s Chief Quality Operations Officer and Executive Vice President, Translational Sciences.

The Offer Letter Amendments provide that, where the executive is terminated by the Company without Cause (as defined in the applicable offer letter) and not as a result of the executive’s death or disability, or if the executive resigns due to a Constructive Termination (as defined in the applicable offer letter), the executive will be entitled to the following severance benefits: (i) extension of the exercise period applicable to any options to purchase the Company’s stock held by the executive at the time of their termination until 12 months from the date of such termination (or, if earlier, until the expiration of the term of the option set forth in the applicable option award agreement), (ii) the sum of 12 months of the executive’s base salary and the executive’s target bonus for the year in which the termination occurs, payable in installments over 12 months; and (iii) reimbursement for monthly COBRA premiums for the 12 month-period following the executive’s termination (or, if earlier, until, the date the executive becomes eligible to receive coverage from another employer or loses COBRA eligibility).Dr. Bedrosian’s Offer Letter Amendment also includes accelerated vesting of the unvested equity-based compensation that would have vested in the 12-month period following her qualifying termination.

In addition, if the qualifying termination occurs on or within 18 months (or, for Dr. Bedrosian, within 24 months) following a Covered Transaction (as defined in the Company’s 2014 Incentive Plan), the severance benefits that the executive will be entitled to will instead include: (i) accelerated vesting of any unvested equity-based compensation granted to the executive in connection with their employment, (ii) extension of the exercise period applicable to any options to purchase the Company’s stock held by the executive at the time of their termination until 12 months from the date of such termination (or, if earlier, until the expiration of the term of the option set forth in the applicable option award agreement), (iii) the sum of 18 months of the executive’s base salary and 1.5 times the executive’s target bonus for the year in which the termination occurs, payable in installments over 18 months; and (iv) reimbursement for monthly COBRA premiums for the 18 month-period following their termination (or, if earlier, until, the date the executive becomes eligible to receive coverage from another employer or loses COBRA eligibility).

The foregoing is only a summary of certain terms of the Offer Letter Amendments and is qualified in its entirety by the full text of each Offer Letter Amendment, a copy of which the Company intends to file with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

Date:	September 15, 2022	By:	/s/ Mardi C. Dier
Mardi C. Dier Executive Vice President & Chief Financial Officer